UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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UNITED RENTALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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        The “Security Ownership of Certain Beneficial Owners and Management” table and related footnotes contained in the proxy statement of United Rentals, Inc. dated April 30, 2007, relating to our Annual Meeting of Stockholders to be held on June 4, 2007, erroneously identified the beneficial share ownership, as of April 15, 2007, of our chief executive officer, Wayland R. Hicks, and all executive officers and directors as a group. Specifically, the table listed Mr. Hicks as beneficially owning 1,806,157 shares or 2.2% of our common stock, whereas the correct number is 1,272,823 shares or 1.5% of our common stock (due to the inadvertent double-counting of 533,334 shares), and the table listed all executive officers and directors as a group as beneficially owning 7,955,249 shares or 9.2% of our common stock, whereas the correct number is 7,421,883 shares or 8.6% of our common stock.

        The corrected footnote 5 to the table, relating to Mr. Hicks’ beneficial ownership, reads as follows: “Consists of 597,825 outstanding shares, 525,000 shares issuable upon the exercise of currently exercisable options, 16,666 shares issuable upon settlement of RSUs that will vest within the next 60 days and 133,332 shares issuable upon settlement of phantom stock units in respect of previously vested but deferred RSUs.”

        The corrected footnote 21 to the table, relating to the beneficial ownership of all executive officers and directors as a group, reads as follows: “Consists of 2,632,528 outstanding shares, 3,671,000 shares issuable upon the exercise of currently exercisable warrants, 827,000 shares issuable upon the exercise of currently exercisable options, 66,355 shares issuable upon conversion of QUIPs issued by a subsidiary trust, 63,830 shares issuable upon settlement of RSUs that have vested or will vest within the next 60 days and 161,170 shares issuable upon settlement of phantom stock units.”